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IMMEDIATE RELEASE
July 23, 2003


Contact: William M. Gilfillan
Executive Vice President and Chief Financial Officer
Phone: (718) 855-3555

ATLANTIC LIBERTY FINANCIAL CORP.
REPORTS FIRST QUARTER EARNINGS AND DECLARES INITIAL QUARTERLY DIVIDEND


BROOKLYN, NY Atlantic Liberty Financial Corp, (Nasdaq: ALFC), the holding company of Atlantic Liberty Savings, F.A. announced net income of $369,000 or $0.23 per share for the quarter ended June 30, 2003 as compared to $346,000 for the quarter ended June 30, 2002, an increase of 6.6%. Earnings per share is calculated beginning with the date of conversion on October 22, 2002,and therefore, no earnings per share is reported for periods prior to the conversion.

At its July meeting, the Board of Directors declared an initial quarterly cash dividend of $0.05 per share to be paid on August 15, 2003 to shareholders of record on August 1, 2003.

The increase in earnings for the quarter ended June 30, 2003 was primarily due to increases of $208,000 in net interest
income and $16,000 in non-interest income, partially offset
by increases of $155,000 in non-interest expense and $47,000 in income tax expense.  The increase in net interest income
for the quarter ended June 30, 2003 compared to the
prior period was attributable to a 19 basis point increase
in our net interest spread to 4.34% from 4.15% while our net interest margin increased 32 basis points to 4.64% from 4.32%. Non-interest income increased $16,000 due to increases of
$12,000 in savings and checking account fees and $26,000 of
income on the Banks investment in Bank Owned Life Insurance
which was purchased subsequent to June 30, 2002 and as to which there was no comparable income in the prior period; partially offset by a decrease of $23,000 in loan prepayment penalty fees.
The increase in non-interest expense for the quarter ended
June 30, 2003 of $155,000 includes increases of $108,000
in salary and benefits, $58,000 of ESOP expense for which
there was no similar charge in the prior year and $33,000
in occupancy expense partially offset by a decrease of $55,000 in equipment expense. There was no provision for loan losses in
the quarters ended June 30, 2003 and 2002.   The allowance for
loan losses was $484,000 or .46% of loans outstanding at
June 30, 2003 as compared with $435,000 or .45% of loans outstanding at June 30, 2002. The allowance for loan losses at June 30, 2003 was 225.1% of non-performing loans and 41.7% of non-performing
loans at June 30, 2002.   Non-performing loans represented


..21% of total loans at June 30, 2003 and 1.10% of total loans at June 30, 2002.

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The Companys assets increased $1.9 million or 1.4% to
$139.1 million at June 30, 2003 from $137.2 million at March 31, 2003. During the quarter ended
June 30, 2003, net loans receivable increased
$3.5 million or 3.5% to $104.2 million from $100.7 million.
The increase resulted principally from increased origination of one-to-four family mortgages loans as well as $5.0 million of commercial mortgages, $2.0 million of which were purchased from other financial institutions. During the quarter ended June 30, 2003 mortgage-backed securities decreased $3.5 million or 15.4% to $19.2 million from $22.7 million at March 31, 2003, reflecting pre-payments and amortization.

Total deposits of $108.0 million at June 30, 2003 increased
$500,000 or .5% from $107.5 million at March 31, 2003.
Other liabilities increased $900,000 principally as a
result of increased outstanding bank checks.   Equity increased
$400,000 or 1.6% to $25.5 million at June 30, 2003 from
$25.1 million at March 31, 2003 primarily the result of including net income for the quarter ended June 20, 2003 of $369,000.


SELECTED FINANCIAL CONDITION DATA:              At June 30,   At March 31,
                                              ------------------------------
                                                   2003           2003
                                              --------------- --------------
                                                     (In Thousands)
Total Assets                                    $  139,130      $   137,196
Loans Receivable net (1)                           104,191          100,655
Securities Available for Sale                        1,576            1,703
Securities Held to Maturity                         17,627           21,001
Deposits                                           107,984          107,515
Total Borrowings                                     1,600            1,600
Stockholders Equity                                 25,532           25,091
                                              --------------- --------------

                                                  Three           Ended
                                                  Months         June 30,
                                                   2003           2002
                                              --------------- --------------
                                                (In thousands, except for
                                                      per share data)
SELECTED OPERATING DATA:

Interest Income                                 $    1,986      $     2,004
Interest Expense                                       480              706
Net Interest Income                                  1,506            1,298
Provision for Loan Losses                                -                -
Non-interest income                                    105               89
Non-interest expense                                   948              793
Income before income taxes                             663              594
Income taxes                                           294              248
Net income                                             369              346
Net Income per share                            $     0.23              N/A

(1) The allowance for loan losses was $483,882 and $435,104 at June 30, 2003 and 2002, respectively.

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SELECTED FINANCIAL RATIOS AND OTHER DATA:
                                                At or for the Three Months
                                                      Ended June 30,
                                              ------------------------------
PERFORMANCE RATIOS:                                2003            2002
                                              --------------- --------------

Return on Average Assets                             1.08%            1.11%
Return of Average Equity                             5.84%           15.63%
Interest Rate Spread                                 4.34%            4.15%

ASSET QUALITY RATIOS:

Non-performing assets to total assets                0.21%            0.90%
Allowance for loan losses to non
performing loans                                   225.12%           41.71%
Allowance for loan losses to total
loans receivable                                     0.46%            0.45%

CAPITAL RATIO:

Equity to total assets                              18.35%            7.28%